ONE AVIATION SELECTS PPG’S ALTEOS INTERACTIVE WINDOW SYSTEM WITH RESEARCH FRONTIERS’ SPD-SMART TECHNOLOGY FOR THE NEW ECLIPSE 700 AIRCRAFT

WOODBURY, NEW YORK, JULY 27, 2017 – Global aircraft manufacturer ONE Aviation has announced the selection of the ALTEOS electronically dimmable window (EDW) by PPG for its new Eclipse 700 aircraft. The Eclipse 700 aircraft, being developed under the name “Project Canada,” is an upgraded version of their Eclipse 500/550. ONE Aviation debuted a mock-up of the Eclipse 700 cabin at this week’s EAA AirVenture aviation show in Oshkosh, Wisconsin.

ONE Aviation’s announcement revealed that PPG will provide EDWs that incorporate Alteos interactive window systems. The Alteos EDW utilizes the NUANCE V2 shading product by Vision Systems that uses SPD-Smart light-control technology from Research Frontiers. As noted in the announcement: “The dimmable windows will enable passengers to independently tune a window’s tint from clear to dark to regulate daylight, glare and heat ingress while preserving or blocking the view. Vision Systems’ latest generation product offers unprecedented optical quality while enhancing visual, thermal and acoustic comfort.”

To learn more, we invite you to read the release from ONE Aviation:

ONE Aviation Selects Alteos Interactive Window Systems by PPG

Vision Systems, a licensee of Research Frontiers, uses SPD-Smart technology in their EDW shading solutions, including their NUANCE V2 product. In a joint press release two months ago, PPG and Vision Systems announced that they reached a commercial agreement to work together on developing new applications utilizing Vision Systems’ EDW solutions – combining the considerable experience that both PPG and Vision Systems have in supplying the aircraft industry with EDW systems. ONE Aviation’s selection of the Alteos interactive window system, for the Eclipse 700, represents the first announced program under the PPG and Vision Systems agreement.

EDWs using SPD-Smart technology deliver unprecedented passenger benefits. By enabling users to precisely control the amount of daylight and glare coming through windows, passengers can instantly tune the tint to a comfortable level while continuing to enjoy views, rather than blocking their view with a shade. The system delivers many other practical benefits including a cooler cabin due to remarkable thermal insulation properties, and a quieter cabin due to acoustic insulation properties.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

CONTACT:

Michael LaPointe

Vice President – Aerospace Products

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” is a trademark of Research Frontiers Inc. “Alteos” is a trademark of PPG. “Nuance V2” is a trademark of Vision Systems.

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